CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 31 to the registration statement on Form N-1A (File No. 333-
515) ("Registration Statement") of our reports dated June 9, 2000, June 6, 2000, and June 9, 2000 relating to the financial statements and financial highlights appearing in the April 30, 2000 Annual Reports of Putnam Growth Fund, Putnam U.S. Core Fund and Putnam Value Fund, respectively, each a series of Putnam Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
August 24, 2000